Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Heidi Pearce
(615) 235-4135

CRACKER BARREL OLD COUNTRY STORE® ELECTS JOHN GARRATT TO BOARD OF DIRECTORS

LEBANON, Tenn. – Dec. 19, 2023 – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that John Garratt, 55, has been elected to the company's Board of Directors, effective immediately.

Mr. Garratt is the former President and Chief Financial Officer of Dollar General Corporation, a leading national retail chain operating over 19,000 stores in 48 states. Mr. Garratt began his tenure with Dollar General, as Senior Vice President, Finance and Strategy and later served as Executive Vice President and Chief Financial Officer from 2015 to 2022 and ultimately President, CFO from 2022 to 2023. Mr. Garratt retired from Dollar General as President in 2023. Prior to joining Dollar General, Mr. Garratt served as Vice President, Finance and Division Controller for Yum! Brands, the world’s largest restaurant company. Mr. Garratt also serves on the Board of Directors of Humana, Inc. and Papa John’s International, Inc.

Carl Berquist, Lead Independent Director of the Cracker Barrel Board of Directors, stated, "John brings significant financial expertise and decades of corporate leadership experience to our Board, as well as a deep understanding of the retail and restaurant industries. We look forward to working with John and are confident that his insights will contribute to our success going forward."

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) provides a caring and friendly home-away-from-home experience while offering guests high-quality homestyle food to enjoy in-store or to-go and unique shopping — all at a fair price. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate over 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the Company, visit crackerbarrel.com.

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